Exhibit 15.2

Zhejiang Taihang Law Firm

35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Date：May 11, 2026

To:

VisionSys AI Inc (the “Company”)

Room 1501, 15F, Building A2, Yanjing Headquarters Base

Yanjiao, Sanhe City, Langfang, Hebei Province 065201

The People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings on “Item 3. Key Information-Permissions Required from the PRC Government Authorities for Our Operations”, “Item 3. Key Information-D. Risk Factors-Risks Related to Our Operation”, “Item 3. Key Information-D. Risk Factors-Risks Related to Doing Business in China”, “Item 4. Information on the Company-B. Business Overview- PRC Regulations”, “Item 10. Additional Information-E. Taxation” in VisionSys AI Inc’ s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Rong Huang

Name: Rong Huang

Title: Lawyer

On behalf of Zhejiang Taihang Law Firm

Address: 35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Web：http://www.taihanglawyer.com

Tel: +86-571-85862509